EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 20, 2018 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for December 2018 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in October.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,127,000	36,000	$2.69
Prior Month	1,056,000	35,000	$2.69

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $2,825,000, production expense of $1,525,000 and overhead of $938,000 in determining the royalty calculation for the Trust for the current month.

Litigation and Arbitration Proceedings – Chieftain

As previously disclosed, XTO Energy advised the Trustee that it has reached a settlement with the plaintiffs in the Chieftain class action royalty case. XTO Energy advised the Trustee that on March 27, 2018, the judge signed orders approving the settlement, including the plaintiffs’ initial plan to allocate the net settlement fund among the wells covered by the Chieftain class. The portion of the settlement allocable to the Trust could not be finally determined until after the judge approved the plaintiffs’ final plan of allocation. On July 27, 2018, plaintiffs submitted their final plan of allocation which was approved by the court on the same date. Based on the final plan of allocation XTO Energy has advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration styled Simmons Bank (successor to Southwest Bank and Bank of America, N.A.) vs. XTO Energy Inc. (the “Arbitration”) through the American Arbitration Association seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. In the Arbitration, the Trustee also made claims for disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 in excess of $5 million. XTO Energy filed its answer denying the Trustee’s claims. The Arbitration Panel has been selected. Claims related to the Chieftain settlement are tentatively scheduled for a final hearing beginning in March 2019. The remaining claims related to the computation of the Trust’s net proceeds were bifurcated and will be heard at a later date, which is still to be determined.

If the approximately $24.3 million allocated portion of the Chieftain settlement results in an adjustment to the Trust’s share of net proceeds, it would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several years while these additional excess costs are recovered.

Development Costs

XTO Energy has advised the Trustee that due to increased budgeted development activity on properties underlying the Oklahoma net profits interests, it increased the monthly development cost deduction from $2,188,000 to $2,825,000 beginning with the November 2018 distribution. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and cumulative actual costs under or over the previous deductions. XTO Energy has advised the Trustee that the development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the Trustee that improved gas prices in relation to costs resulted in the partial recovery of excess costs of $52,000 on properties underlying the Kansas net profits interests. However, after the partial recovery there were no remaining proceeds from properties underlying the Kansas net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Kansas net profits interests totaled $1,058,000, including accrued interest of $161,000.

XTO Energy has advised the Trustee that increased budgeted development costs in the current month, primarily due to the active drilling of four horizontal wells in Major County, Oklahoma during the second half of 2018, caused costs to exceed revenues by $2,140,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests totaled $15,576,000, including accrued interest of $0. XTO has advised the Trustee that it has determined not to accrue interest on the Oklahoma excess costs balance at this time.

XTO Energy has advised the Trustee that continued low gas prices and increased operating expenses caused costs to exceed revenues by $107,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests totaled $1,362,000, including accrued interest of $25,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of the Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

*        *        *

Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839